EXHIBIT 11a

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COMPUTATION OF PRIMARY EARNINGS PER SHARE

                                                1994        1993        1992

Income from continuing operations               $2,750,000  $3,036,000  $4,424,000

Cumulative effect of change in
  accounting for:
  Income taxes in accordance with FAS #109               -           -     218,000

Net income                                      $2,750,000  $3,036,000  $4,642,000

Shares:
Weighted average number of shares of
  common stock outstanding                       3,406,115   3,265,896   3,223,583

Shares assumed issued (less shares
  assumed purchased for treasury)
  on stock options                                  34,156      74,442      71,151

Outstanding shares for primary earnings
  per share calculation                          3,440,271   3,340,338   3,294,734

Earnings per common share:

  Income from continuing operations                  $0.80       $0.91       $1.34
  Cumulative effect of change in
    accounting for:
    Income taxes in accordance with
    FAS #109                                             -           -        0.06

Net income                                           $0.80       $0.91       $1.40


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